August 2013 Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-189698 August 20, 2013 Q4 FY13 Results and Financing Transaction

PROPRIETARY © Unwired Planet
Disclaimer
This Investor Presentation ("Presentation") has been produced by Unwired Planet, Inc. ("Unwired Planet") solely for use at this investor presentation held in connection with the rights offering of Common Stock of Unwired Planet, and may not be reproduced, redistributed, in whole or in part, to any other person. Unwired Planet has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (the
“Prospectus”). Before you invest, you should read the prospectus in that registration statement and other documents that Unwired Planet has filed with the SEC for more complete information about Unwired Planet and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may also request a copy of the prospectus by calling the Company at (775) 980-2345.

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Forward Looking Statements
Statements in this presentation that are not reported financial results or other historical information are “forward-
looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, anticipated trends in our business strategies, expectations about encumbrances on our assets, future plans, future sales, including expectations about mobile phone unit sale, prices for our major products, our strategic licensing approach and our aligned strategic partners, capital spending tax rates, our 20-year tax optimized platform, and our lean flexible expense structure.
These forward-looking statements are not guarantees of future performance. They are based on management’s current expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The risks and uncertainties relating to the forward-looking statements in the presentation include those described under the caption “Risk Factors” in Unwired Planet, Inc.’s SEC filings, including but not limited to the Prospectus, Unwired
Planet’s Annual Report on Form10-K filed on September 7, 2012, and any subsequently filed reports on Forms 10-
Q and 8-K or amendments thereto.

Unwired Planet Company Signature

Intellectual property licensing activities focused exclusively on the mobile ecosystem
Uniquely positioned with a comprehensive intellectual
property portfolio from Unwired Planet and Ericsson
World’s best licensing, enforcement and patent
development talent
Nimble business model with a long term view, backed by a
strong Balance Sheet
Worldwide Mobile
Ecosystem
Pure-play
mobile licensing
system franchise
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Intersecting Markets

Mobile
Devices
Cloud &
Services
Infrastructure
Substantial intersection among addressable markets
Diversity of Business Models among Licensees
Content / internet / services focus
vs.
OEMs seeking differentiation
Our Approach
Baseline royalties for standard compliant mobile device and
infrastructure shipments
Royalty uplifts for devices deploying UP solutions and
implementation patents
Flexible licensing adapted to address each distinct cloud &
services business model
Critical interplay between mobile device and cloud &
services strategies:

PROPRIETARY © Unwired Planet UPIP Portfolio 5 40 140 782 Standard Essential Patent Families UPIP Application Families Implementation Families

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Q4 FY 2013 Accomplishments
Patent Initiative:
•
Continued expansion of Licensing Discussions:
–
Active discussions grew from 9 to 14
•
Progress with pending enforcements:
–
Apple/RIM – DC of Delaware:  Markman in November 2013
–
Apple – DC of Nevada: Markman in January 2014, Trial in August 2014
–
Google – District Court of Nevada:  TBD
•
Enhanced our SEP portfolio:
–
Declared 3 new LTE (4G) SEP families
–
Declared 2 families as LTE (4G) SEP (previously declared 3G)

PROPRIETARY © Unwired Planet
Q4 FY 2013 Accomplishments
Expanded Board of Directors, more representative of our patent licensing company
Exited Legacy facilities and commitments thus completing
company transition
Raised Capital to support our patent initiative strategies

Other:

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Capital Raise Highlights

Opportunity to broaden licensing efforts
Strengthens balance sheet
Long term, flexible financing
$50M new financing
Structure minimizes dilution to existing shareholders
$25M Secured Notes
$12.5M Registered Direct Placement at 12.5% discount to 15-day VWAP
Allows all shareholders to participate in capital raising
Fully backstopped Rights Offering guarantees proceeds to Company
$12.5M Rights Offering to existing shareholders at like price

Key Capital Raise Terms

$25M
Secured Note
Completed 6/28/2013
Issued at 98% of par value
Quarterly interest payments
First 2 years: 12.875% PIK
Thereafter: PIK or 12.5% Cash
at UP option
Redeemable
From FY2015: with proceeds
from patent sales (115% of
principal amount)
From FY2016:
Year 3: 109.66%
Year 4: 106.44%
Year 5: 103.22%
Covenant: Minimum cash of
$10M, eliminated if shares
trade above $3 after June
2015
Security: UP Inc. assets
$12.5M Registered
Direct Placing
Completed 6/28/2013
$12.5M Backstopped
Rights Offering
Ends 9/9/2013
1 2
3
Placement of 7.5M shares to
Indaba Capital
Priced at $1.66
12.5% discount to 15-day
VWAP ($1.90) at
announcement
120-day lock-up
Offering of 7.5M new shares to
existing shareholders
Priced at $1.66
Backstopped by Indaba Capital
(guarantees full amount will be
raised)
Overall net proceeds* of $48.8M
after expenses
* The Secured Note and Registered Direct Offering transactions were executed on June 28, 2013 and net proceeds of $36.9 million were received.  The Rights Offering will end on September 9,
2013. The net proceeds from the Rights Offering (after expenses) are estimated to be $12 million.
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Rights Offering Process and Timeline
•
Prospectus was filed on August 15, 2013. It is also available on our website www.unwiredplanet.com.
•
Rights Offering period starts on Monday, August 19, 2013.
•
Our Information Agent - Georgeson, will mail Prospectus and
Subscription Rights Certificates to shareholders.
–
You may obtain additional information regarding this Rights Offering from Georgeson by calling (800) 903-2897.
•
The Rights Offering will expire at 5:00 p.m., New York time, on
Monday, September 9, 2013.
•
Any right not exercised will be backstopped by Indaba Capital.

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Robust Balance Sheet

In $000 2013
6/30/2013 Balance
Sheet Pro forma with
Rights Offering
Assets
Cash and Cash Equivalents $           47,613 $               59,613
Short-term Investments $           10,793 $               10,793
Restricted Cash $           17,251 $               17,251
Other Assets $             2,581 $                  2,581
Total Assets $    78,238 $      90,238
Liabilities
Current Liabilities
Accounts Payable and Accrued
Liabilities $             9,879 $             9,879
Accrued Restructuring Costs $                 594 $                 594
Total Current Liabilities $           10,473 $           10,473
Long term note payable $            22,096 $            22,096
Other Liabilities $             1,744 $             1,744
Total Liabilities $           34,313 $           34,313
Equity $           43,925 $           55,925
Total Liabilities and Equity $    78,238 $     90,238
As of June 30,

PROPRIETARY © Unwired Planet
Lean Flexible Expense Structure

Per Quarter:
General and Administrative Expenses
Employee Costs $0.5M - $0.6M
Public Company Costs $0.2M - $0.3M
Professional Services/Other $1.1M – $1.3M
Stock Comp Expense $0.3M – $0.4M
Patent Licensing Expenses
Low end $4.0M – $5.0M
High end $7.0M – $9.0M
Other
Legacy Transition Costs $0.7M total for FY 14